Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of ESSA Pharma Inc. (the “Company,” “our” and “we”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Articles of Incorporation, which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Common Shares

We are authorized to issue an unlimited number of common shares, without par value.

Holders of our common shares are entitled to receive notice of any meetings of our shareholders, and to attend and to cast one vote per common share at all such meetings. Holders of common shares are entitled to receive on a pro rata basis such dividends on the common shares, if any, as and when declared by our board of directors at its discretion, from funds legally available therefor, and, upon the liquidation, dissolution or winding up of the Company, are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with, the holders of common shares with respect to dividends or liquidation. Our common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EPIX.”

Preferred Shares

We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up.